EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

Steven D. Albright	Fred A. Nielson
Chief Financial Officer	Investor Relations
(636) 733-1305	(636) 733-1314

RELIV INTERNATIONAL REPORTS SECOND-QUARTER RESULTS

FOR IMMEDIATE RELEASE

CHESTERFIELD, MO, Aug. 1, 2007 - Reliv International, Inc. (NASDAQ:RELV), maker of a proprietary line of nutritional supplements, today reported net sales for the second quarter totaled $26.3 million, representing a 5.5 percent decline compared to the second quarter last year.

In the United States, second-quarter net sales were $23.3 million, down 7.0 percent compared to the second quarter 2006. International net sales rose to $3.0 million for the quarter, up 8.4 percent vs. the same quarter of 2006.

Net income for the quarter equaled $823,000, or $0.05 per diluted share, down 44 percent from the second quarter of 2006.

The number of new distributors increased 7 percent during the second quarter compared to the same quarter last year. This is the third straight quarter of increases in the number of new distributors, reflecting a strategy to focus on distributor growth.

“We are disappointed in our second-quarter performance,” said Robert L. Montgomery, chairman, president and chief executive officer. “While we are pleased to see our distributor growth strategy take root as evidenced by an increase in our total distributor count, a smaller percentage of the new distributors are joining at the Master Affiliate level when compared to a year ago. This translates into a drop in the average size of initial orders,” he said.

“We believe the resulting sales lag is temporary as we teach our newest distributors to build their business to the Master Affiliate level. Our new basic training addresses this issue, and we’ll emphasize it at our International Conference next week. We remain confident that this long-term strategy will serve us well,” Montgomery said.

“At the International Conference, we’ll also introduce a new sales promotion with great potential to increase sales,” he said.

Profit margins in the quarter were negatively affected by higher selling, general and administrative expenses.

“We are actively looking at additional ways to reduce costs,” Montgomery said. “For instance, we are holding one fewer regional conference in the second half of 2007 than in the same period in 2006.”

Reliv also should benefit in the last half of 2007 from the elimination of some costs faced in the second quarter that were not present in the year-ago quarter. Those included expenses for the Mega-Bonus program and the upcoming trip to Germany for top distributors.

For the first six months of 2007, Reliv reported an increase in net sales and sponsorship compared to the first half of 2006. Net sales rose 3.8 percent compared to the first half of last year, and sponsorship numbers for the first half increased 19.9 percent. In addition, sales outside of the United States increased 11.5 percent to $6.1 million.

Net income for the first half of 2007, however, decreased 15.4 percent to $3.4 million.

Reliv will host a conference call to discuss the second quarter 2007 earnings with investors at 1:00 p.m. Eastern Time on August 1, 2007. The dial-in number for investors is 800-599-9795. The participant passcode is 33968585. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 26109342. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site, http://www.reliv.com/us/investor. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 69,000 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at http://www.reliv.com.

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.

Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Reliv’s web site, http://www.reliv.com.

-- FINANCIAL HIGHLIGHTS FOLLOW --

Reliv International, Inc. and Subsidiaries
ADD ONE

Condensed Consolidated Balance Sheets
	June 30	December 31
	2007	2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,482,699	$9,332,810
Short-term investments	6,934,592	7,864,000
Accounts and notes receivable, less allowances of $6,300 in 2007 and $6,200 in 2006	797,971	669,379
Accounts due from employees and distributors	329,264	223,246
Inventories	5,739,689	4,778,221
Other current assets	3,007,491	1,977,522
Total current assets	22,291,706	24,845,178
Other assets	3,003,463	2,639,537
Accounts due from employees and distributors	386,675	362,959
Net property, plant and equipment	9,550,203	9,434,546
Total Assets	$35,232,047	$37,282,220
Liabilities and Stockholders' Equity

Total current liabilities	$9,963,468	$8,615,256
Total non-current liabilities	1,164,077	933,113
Stockholders' equity	24,104,502	27,733,851
Total Liabilities and Stockholders' Equity	$35,232,047	$37,282,220

Consolidated Statements of Income
	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$23,550,919	$24,990,986	$54,948,885	$53,032,320
Handling & freight income	2,773,618	2,858,082	6,339,296	6,012,100
Net Sales	26,324,537	27,849,068	61,288,181	59,044,420
Costs and expenses:
Cost of products sold	4,398,940	4,722,823	10,460,332	9,805,004
Distributor royalties and commissions	10,602,827	11,156,285	24,531,390	23,783,317
Selling, general and administrative	10,199,831	9,484,876	21,229,680	18,951,617
Total Costs and Expenses	25,201,598	25,363,984	56,221,402	52,539,938
Income from operations	1,122,939	2,485,084	5,066,779	6,504,482
Other income (expense):
Interest income	163,514	197,446	376,116	282,122
Interest expense	(447)	(11,026)	(573)	(45,467)
Other income	98,305	37,883	195,238	98,519
Income before income taxes	1,384,311	2,709,387	5,637,560	6,839,656
Provision for income taxes	561,000	1,089,000	2,194,000	2,769,000
Net Income	$823,311	$1,620,387	$3,443,560	$4,070,656
Earnings per common share - Basic	$0.05	$0.10	$0.21	$0.25
Weighted average shares	16,135,000	16,667,000	16,282,000	16,121,000
Earnings per common share - Diluted	$0.05	$0.09	$0.21	$0.25
Weighted average shares	16,308,000	17,106,000	16,453,000	16,554,000
Cash dividends declared per common share	$0.05	$0.05	$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD TWO
The following tables summarize net sales by geographic market ranked by the date we began operations in each market.
Net sales by Market
(in thousands)

	Three months ended June 30,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%
United States	23,303	88.5%	25,061	90.0%	(1,758)	-7.0%
Australia/New Zealand	722	2.7%	576	2.1%	146	25.3%
Canada	378	1.4%	412	1.5%	(34)	-8.3%
Mexico	393	1.5%	314	1.1%	79	25.2%
United Kingdom/Ireland	252	1.0%	319	1.1%	(67)	-21.0%
Philippines	671	2.6%	514	1.9%	157	30.5%
Malaysia/Singapore	424	1.6%	457	1.6%	(33)	-7.2%
Germany	182	0.7%	196	0.7%	(14)	-7.1%
Consolidated Total	26,325	100.0%	27,849	100.0%	(1,524)	-5.5%

Net sales by Market
(in thousands)
	Six months ended June 30,				Change From
	2007		2006		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%
United States	55,206	90.1%	53,592	90.8%	1,614	3.0%
Australia/New Zealand	1,375	2.3%	1,155	2.0%	220	19.0%
Canada	818	1.3%	820	1.4%	(2)	-0.2%
Mexico	804	1.3%	643	1.1%	161	25.0%
United Kingdom/Ireland	539	0.9%	592	1.0%	(53)	-9.0%
Philippines	1,299	2.1%	1,007	1.7%	292	29.0%
Malaysia/Singapore	754	1.2%	915	1.5%	(161)	-17.6%
Germany	493	0.8%	320	0.5%	173	54.1%
Consolidated Total	61,288	100.0%	59,044	100.0%	2,244	3.8%

The following table sets forth, as of June 30, 2007 and 2006, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2007		As of 6/30/2006		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	56,930	13,200	52,270	14,160	8.9%	-6.8%
Australia/New Zealand	2,510	280	2,380	210	5.5%	33.3%
Canada	1,130	150	1,150	160	-1.7%	-6.3%
Mexico	1,300	190	1,180	200	10.2%	-5.0%
United Kingdom/Ireland	830	130	870	140	-4.6%	-7.1%
Philippines	3,990	300	3,320	300	20.2%	0.0%
Malaysia/Singapore	2,260	290	3,020	400	-25.2%	-27.5%
Germany	520	150	260	90	100.0%	66.7%
Consolidated total	69,470	14,690	64,450	15,660	7.8%	-6.2%

** 30	**